Exhibit 99.1

Standard BioTools Appoints Alex Kim as Chief Financial Officer

SOUTH SAN FRANCISCO, Calif., November 7, 2024 -- Standard BioTools Inc. (“Standard BioTools” or the “Company”) (Nasdaq: LAB) today announced the appointment of Alex Kim as Chief Financial Officer, effective November 11, 2024. Kim, a co-founder and most recently Chief Operating Officer of Standard BioTools, brings nearly 30 years of financial and operations experience in the healthcare and life sciences industries to the role and will oversee Standard BioTools’ finance organization.

Michael Egholm, President and Chief Executive Officer of Standard BioTools, said, “I am thrilled to announce Alex as our next CFO. Having co-founded Standard BioTools with me, Alex’s deep understanding of our business make him the clear choice for the role and he will continue to be a key architect in the design and implementation of our strategic and financial plans moving forward.”

Prior to joining Standard BioTools, Kim was President of Milliken’s Healthcare Division, initially joining the company in 2015 as Executive Vice President of Corporate Strategy and Corporate Development. From 2012 to 2015, he was Senior Vice President of Strategy and Business Development at Pall Corporation and prior to that from 2002 to 2012, Kim worked at Danaher Corporation in a variety of roles across general management, M&A and business development. Over his career, Kim has completed over 40 transactions, largely focused on healthcare, medical technology and life sciences. He also brings strong operational execution experience, having been intimately involved in integrations and most recently with full operational leadership of a business.

Kim said, “I am delighted to assume the CFO position and continue working alongside Michael and our talented team as we execute the Standard BioTools vision. We have strong momentum and we are moving forward with steadfast focus on operational excellence to achieve our financial targets and long-term growth objectives.”

In connection with this appointment, Jonathan Mickelsen, Standard BioTools’ Vice President and Corporate Controller, has been appointed as the Company’s Vice President & Chief Accounting Officer.

About Standard BioTools Inc.

Standard BioTools Inc. (Nasdaq:LAB), the parent company of SomaLogic Inc. and previously known as Fluidigm Corporation, has an established portfolio of essential, standardized next-generation technologies that help biomedical researchers develop medicines faster and better. As a leading solutions provider, the company provides reliable and repeatable insights in health and disease using its proprietary mass cytometry and microfluidics technologies, which help transform scientific discoveries into better patient outcomes. Standard BioTools works with leading academic, government, pharmaceutical, biotechnology, plant and animal research and clinical laboratories worldwide, focusing on the most pressing needs in translational and clinical research, including oncology, immunology and immunotherapy. Learn more at standardbio.com or connect with us on X, Facebook®, LinkedIn, and YouTube™.

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Trademarks: standardbio.com/legal/trademarks. Any other trademarks are the sole property of their respective owners. ©2024 Standard BioTools Inc. (f.k.a. Fluidigm Corporation). All rights reserved.

Investor Contact

David Holmes
Gilmartin Group LLC

(332) 330-1031
ir@standardbio.com